                                        Exhibit 5

                       (Letterhead of Cahill Gordon & Reindel)








                                      April 3, 1998




             Dean Witter Reynolds Inc.
             Two World Trade Center
             New York, New York  10048


                       Re:  Dean Witter Select Equity Trust,
                            Morgan Stanley Dean Witter Competitive Edge
                            Best Ideas Portfolio April 1998
                            -------------------------------


             Gentlemen:

                       We have acted as special counsel for you as Depositor
             of the Dean Witter Select Equity Trust, Morgan Stanley Dean
             Witter Competitive Edge Best Ideas Portfolio April 1998 (the "Trust"), in connection with the issuance under the Trust Indenture and Agreement, dated September 30, 1993, as amended and the related Reference Trust Agreement, dated April 3, 1998 (such Trust Indenture and Agreement and Reference Trust Agreement collectively referred to as the "Indenture"), between you, as Depositor, and The Bank of New York, as Trustee, of units of fractional undivided interest in said Trust (the "Units") comprising the Units of Dean Witter Select Equity Trust, Morgan Stanley Dean Witter Competitive Edge Best Ideas Portfolio April 1998. In rendering our opinion expressed below, we have relied in part upon the opinions and representations of your officers and upon opinions of counsel to Dean Witter Reynolds Inc.

                       Based upon the foregoing, we advise you that, in our
             opinion, when the Indenture has been duly executed and delivered on behalf of the Depositor and the Trustee and when the Receipt for Units evidencing the Units has been duly executed and delivered by the Trustee to the Depositor in accordance with the Indenture, the Units will be legally issued, fully paid and nonassessable by the Trust, and will constitute valid and binding obligations of the Trust and the Depositor in accordance with their terms, except that enforceability of certain provisions thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors generally and by general equitable principles.

                       We hereby consent to the filing of this opinion as an
             exhibit to the Registration Statement (File No. 333-47643) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and the related Prospectus. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or under the rules and regulations of the Commission thereunder.

                                                Very truly yours,



                                                CAHILL GORDON & REINDEL